                                                                   EXHIBIT 10.12

     Cyberian Outpost, Inc. has omitted from this Exhibit 10.12 portions of the Letter of Intent for which Cyberian Outpost, Inc. has requested confidential treatment from the Securities and Exchange Commission. The portions of the Letter of Intent for which confidential treatment has been requested are marked with X's in brackets and such confidential portions have been filed separately with the Securities and Exchange Commission.


Cyberian Outpost, Inc.
27 North Main Street
Kent, Connecticut  06757

Ladies and Gentlemen:

     1. This letter will confirm that StarMedia Network, Inc. ("StarMedia"), headquartered at 29 West 36th Street, 5th Floor, New York, New York 10018 and Cyberian Outpost, Inc. ("Cyberian Outpost") headquartered at 27 North Main Street, Kent, Connecticut 06757 have reached an agreement in principle with respect to a proposed co-marketing and distribution arrangement.

     2. This Letter of Intent is intended to facilitate the preparation of a definitive agreement satisfactory to the parties hereto (the "Definitive Agreement").

     3. The parties will execute and comply with the terms of the mutual non-disclosure agreement attached hereto as Annex I.

     4. The parties hereto shall immediately proceed with the preparation and execution of the Definitive Agreement and the necessary exhibits thereto addressing among other things the business points set forth in the Term Sheet and Product Integration Addendum attached hereto as Annex II. The drafts of such documents will be prepared by counsel to StarMedia.

     5. In connection with the transactions contemplated herein each party shall bear all legal, accounting and other expenses incurred by it. Each party represents to the other that there are no finder's or broker's or investment banking fees incurred by it payable by reason or in connection with this transaction.

     6. It is the intention of the parties to execute a Definitive Agreement within 20 days after the execution of this Letter of Intent.

     7. By executing this Letter of Intent, the parties confirm their intentions specified herein with respect to the proposed transaction, but (except for provisions of paragraphs 3 and 8 hereof which are intended to and shall be legally binding and enforceable) this Letter of Intent is not intended to constitute a contract nor an offer to enter into a contact nor to be binding upon the parties or create legal obligations or rights. In the event the parties fail to execute and deliver a Definitive Agreement within 60 days after the date hereof, then this Letter of Intent shall terminate automatically (except for the provisions of Paragraphs 3, 5 and 8) without liability on the part of any party and without further action by the parties.

     8. This Letter of Intent sets forth the entire understanding of the parties hereto with respect to the subject matter contained herein, and this letter supercedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting the subject matter hereof. This Letter of Intent shall be governed by the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

     If the foregoing sets forth your understanding with respect to this matter, please execute the enclosed copies of this Letter of Intent in the space provided below for your signature and return one fully executed copy to StarMedia, attention Kevin Downey. This Letter of Intent may be executed in several counterparts, each of which shall be deemed an original, but all of which counterparts collectively shall constitute one instrument.

                                    Very truly yours,


                                    STARMEDIA NETWORK, INC.


                                    By:    /s/ Steve Heller
                                       ------------------------------
                                         Name:  Steve Heller
                                         Title: VP, Finance & Admin.


Accepted and Agreed to as of
the date first above written:

CYBERIAN OUTPOST, INC.



By:    /s/ Darryl Peck
   -------------------------
     Name:  Darryl Peck
     Title: President & CEO

                        MUTUAL NONDISCLOSURE AGREEMENT

     Cyberian Outpost, Inc. ("Confidant") and StarMedia Network, Inc. ("SMN") wish to explore a business opportunity of mutual interest (the "Opportunity"). In connection with the Opportunity, the parties recognize that there is a need for certain information to be disclosed between them. As an express condition to such disclosure, the parties agree as follows;

     1.  Non-Disclosure and Limited Use.  Confidant and SMN shall each hold all
         ------------------------------
Confidential Information received from the other in strict confidence and shall not disclose any such Confidential Information to any third party. If Confidant is an individual, Confidant shall not disclose any Confidential Information received from SMN to any other party (including other colleagues, associates or clients of Confidant) without the prior written consent of SMN. If Confidant is a company or other type of organization, Confidant shall disclose Confidential Information received from SMN only to employees of Confidant who (i) need to know such Confidential Information to evaluate the Opportunity and (ii) have agreed in writing to be bound by this agreement and not to disclose such Confidential Information to any other party. SMN shall disclose Confidential Information received from Confidant only to employees of SMN who (i) need to know such Confidential Information to evaluate the Opportunity and (ii) have agreed in writing to be bound by this agreement and not to disclose such Confidential Information to any other party. Neither SMN nor Confidant shall use any Confidential Information received from the other for its own benefit or for any purpose except to evaluate the Opportunity. Confidant and SMN shall each take all reasonable measures to prevent the unauthorized disclosure or use of Confidential Information received from the other and shall not make any copies of such Confidential Information without the prior written consent of the other.

     2.  Description of Confidential Information.  "Confidential Information"
         ---------------------------------------
means all information disclosed by each of SMN and Confidant to the other (in writing, orally or in any other form), including, without limitation, business plans, product ideas, marketing concepts, financial information and projections. "Confidential Information" does not include information that is or becomes publicly known through no wrongful act of either party (or any of its employees, if applicable), has been approved for release by written authorization of the originating party, or has been disclosed pursuant to a requirement of a government agency or of law.

     3.  Remedies.  Each of SMN and Confidant agree to indemnify and hold
         --------
harmless the other from any damage, loss, cost or liability (including legal fees and the cost of enforcing this indemnity) arising out of or resulting from any breach by it (or any of its employees, if applicable) of any term of this agreement, including, without limitation, the unauthorized use or disclosure by it (or any of its employees, if applicable) of the Confidential Information or any portion thereof. Each of SMN and Confidant further agree that the unauthorized disclosure or use by it of Confidential Information received from the other will cause irreparable harm and significant injury to the other which may he difficult to ascertain. Accordingly, each party agrees that the other shall be entitled to equitable relief, including, without limitation, an immediate injunction enjoining any breach by it of this agreement, in addition to all other remedies available to such party at law or in equity.

     4.  Return of Materials.  Upon conclusion or termination of discussions
         -------------------
between the parties, or at any time at the request of either party, all material containing or reflecting any Confidential Information, including, without limitation, any notes, extracts, compilations, memoranda, analyses or reproductions, in whole or in part, and in any form whatsoever (including, without limitation, any such information retained on any form of computer media) shall be returned to the originating party.

     5.  Miscellaneous.  This agreement shall be binding upon and for the
         -------------
benefit of SMN and Confidant, their successors and SMN's assigns. Failure to enforce any provisions of this agreement shall not constitute a waiver of any term hereof. This agreement shall be governed by and construed in accordance with the laws of the State of New York. This agreement contains the entire agreement between the parties with respect to the subject matter hereof and may not be amended, modified or waived except in writing and signed by both parties.

[CONFIDANT]                                   STARMEDIA NETWORK, INC.


Signature   /s/ Darryl Peck                   Signature  /s/ Steve Heller
         ---------------------                       ---------------------------

Name        Darryl Peck                       Name       Steve Heller
    --------------------------                   -------------------------------

Title       President & CEO                   Title      VP, Finance & Marketing
      ------------------------                   -------------------------------
     (if signing on behalf
      of your company)

Date        5/27/98                           Date       5/27/98
     -------------------------                  --------------------------------

                                  TERM SHEET




Basic Framework

Proposed is a relationship in which Cyberian Outpost will use StarMedia Network as its portal to drive the sale of personal computers and related hardware, software and peripherals into the Latin American marketplace.

To Cyberian Outpost, StarMedia will deliver:

       . EXCLUSIVITY- Cyberian Outpost will be the exclusive broad-based third-party reseller of new PC hardware, software and peripherals on StarMedia Network. StarMedia Network will enter into selling contracts with no other broad-based third party resellers of new PC hardware, software and peripherals for the first year of the StarMedia/Cyberian Outpost relationship. Cyberian Outpost may reserve the right to include auction sales within the realm of this agreement. Should Cyberian Outpost not have a competitive auction offering publicly available via the Internet for the Latin American audience prior to October 1, 1998, StarMedia Network will have the right to enter into agreements with other parties for the sale of computer equipment, software or peripherals via auction sales services.

       . CONTENT INTEGRATION- StarMedia will work with Cyberian Outpost toward accomplishing the integration in initiatives outlined in the StarMedia/Cyberian Outpost Product integration addendum.

       . ADVERTISING/COMARKETING- StarMedia Network commits to putting at least [XXXX] of the net revenues it receives from Cyberian Outpost to work in local, traditional co-branding initiatives.

       . TRAFFIC OBJECTIVES- In return for compensation as detailed below, StarMedia will guarantee product integration as outlined in the StarMedia/Cyberian Outpost Product Integration addendum. StarMedia will grow the impression base from this integration commensurate with traffic growth to these areas of the network during she contract period. Including the sponsorship of the "Product Integration" areas, StarMedia will deliver in total to Cyberian Outpost a minimum of [XXXXX] impressions per month, [XXXXX] of which will be banner impressions.

       . CULTURAL/TACTICAL ISSUES- StarMedia will assign a team to work with Cyberian Outpost to provide Client Services support. The challenges this team can address include the translation of the newsletter Cyberian Outpost delivers to its customer base via email. Also, the Client Services team will work to monitor and measure effectiveness of various campaigns. StarMedia will, at its discretion, choose to translate product reviews and other material, provided that such translations will be used only to benefit the Cyberian Outpost/StarMedia Network relationship and will not be used or seen by customers entering Cyberian Outpost's storefront via any other means than through StarMedia. All links to the Cyberian Outpost Store will be viewed through the StarMedia Frameset.

     . START DATES- The twelve-month term of the agreement between StarMedia Network and Cyberian Outpost begins once Cyberian Outpost is ready to commence, but no longer than sixty days from the date on which the contract is executed.

Term: The term of this agreement is one (1) year. Cyberian Outpost may terminate this agreement at the end of the first year provided that notification of such termination is given with at least 60 days written notice prior to the end of the first term.

Total
Package: In becoming the exclusive broad-based third party reseller of new PC hardware and software on StarMedia Network, Cyberian Outpost agrees to pay:

               1. [XXXXXX], net per month sponsorship fee for a period of twelve months, an aggregate total of [XXXXXX].

               2. [XXXXXX], or twenty percent of the yearly [XXXXXX], net up front sponsorship fee. This amount will be applied against the balance over the course of the contract.

               3. Revenue sharing component of [XXX] of sales that does not take effect until Cyberian Outpost recoups monthly investment.

Renewal: Six months after the commencement of the program, Cyberian Outpost and StarMedia Network will begin discussion on renewal terms for year two.

Termination
Clause: In the event that StarMedia Network receives a high number of complaints, or similar feedback, from its user base regarding their Cyberian Outpost experience, StarMedia Network reserves the right to terminate the agreement with 60 days written notice. Quantification will be one hundred (100) or more complaints received by StarMedia Network via email per month for two consecutive months.

THE FOLLOWING OUTLINES THE WAYS THAT STARMEDIA WILL INTEGRATE CYBERIAN OUTPOST WITHIN THE SERVICE CONTENT AREAS:

1)   DIGITAL HOMEPAGE

2)   INFORMATICA HOY/HOJE:

     . ZD Homepage- Outpost Button either in the upper right corner, or below the "Mas Products" link on the homepage

     . In "Product Reviews" that reference a specific product we could have a button that says "Buy this at Cyberian Outpost" link or button. The service would query Cyberian's database and place the link only for such products as actually carried by Cyberian

     . "Downloads" Section: Same as above - Approximately 10% of downloads are product demos - we could have a button that says "Try For Free then- Purchase at Cyberian." Text will differ depending on the actual demo.

3)   STAR CLASSIFIEDS

     . Computers, Electronics, and Software: Button to Cyberian Outpost on top of category home page and button to Cyberian Outpost on top of search results page

4)   PIZARRAS/QUADRO DE AVISOS

     .    Technology bulletin board - link to Cyberian Outpost in header graphic

5)   COPA MUNDIAL.COM/COPADOMUNDO.COM

     .    Graphical link to Cyberian Outpost store from games pages

6)   STARMEDIA SHOPPING

     .    Prominent placement in shopping area

7) WHAT'S NEW? LINK FROM SMN HOME PAGE - What's New? link will exist for at least 3 months from launch of the partnership.